UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 29, 2017

ARC LOGISTICS PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36168	36-4767846
(Commission File Number)	(IRS Employer Identification No.)

725 Fifth Avenue, 19th Floor New York, New York	10022
(Address of principal executive offices)	(Zip Code)

(212) 993-1290

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

Merger Agreement

On August 29, 2017, Arc Logistics Partners LP, a Delaware limited partnership (“MLP”), Arc Logistics GP LLC, a Delaware limited liability company and the general partner of MLP (“MLP GP” and, together with MLP, the “MLP Entities”), Lightfoot Capital Partners, LP, a Delaware limited partnership (“LCP LP”), Lightfoot Capital Partners GP LLC, a Delaware limited liability company and the general partner of LCP LP (“LCP GP” and, together with LCP LP, the “Lightfoot Entities”), Zenith Energy U.S., L.P., a Delaware limited partnership (“Parent”), Zenith Energy U.S. GP, LLC, a Delaware limited liability company and the general partner of Parent (“Parent GP”), Zenith Energy U.S. Logistics Holdings, LLC, a Delaware limited liability company and a subsidiary of Parent (“Holdings”), and Zenith Energy U.S. Logistics, LLC, a Delaware limited liability company and a subsidiary of Holdings (“Merger Sub” and, together with Parent, Parent GP and Holdings, the “Parent Entities”), entered into a Purchase Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which Merger Sub will, upon the terms and subject to the conditions thereof, merge with and into MLP (the “Merger”), with MLP surviving the Merger as a subsidiary of Parent, and LCP GP will transfer to Holdings 100% of the issued and outstanding membership interests in MLP GP, including all rights and obligations relating thereto and all economic and capital interest therein (the “GP Equity Transfer”).

The conflicts committee of the board of directors of MLP GP (the “GP Conflicts Committee”), after consultation with its independent legal and financial advisors, unanimously (i) determined that it is fair and reasonable and in the best interests of MLP and the holders of common units representing limited partner interests in MLP (“Common Units”) other than the Lightfoot Entities and their controlling affiliates (“Public Unitholders”) to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, such approval constituting Special Approval pursuant to Section 7.9(d) of the First Amended and Restated Limited Partnership Agreement of MLP, dated as of November 12, 2013 (the “MLP Partnership Agreement”), (iii) recommended approval of the Merger Agreement and the Merger by the board of directors of MLP GP (the “MLP GP Board”), (iv) recommended that the MLP GP Board direct the Merger Agreement to be submitted to a vote of the limited partners of MLP at a special meeting and (v) recommended that the limited partners of MLP approve the Merger Agreement and the Merger. The MLP GP Board, acting based in part upon the recommendation of the GP Conflicts Committee, unanimously (i) determined that it is fair and reasonable and in the best interests of MLP and holders of Common Units to enter into the Merger Agreement and consummate the Merger, (ii) approved the Merger Agreement and the Merger, (iii) directed the Merger Agreement to be submitted to a vote of the limited partners of MLP at a special meeting and (iv) determined to recommend that the limited partners of MLP approve the Merger Agreement and the Merger.

Merger and GP Equity Transfer

Upon the Merger and GP Equity Transfer becoming effective (the “Effective Time”), (a) each Common Unit issued and outstanding immediately prior to the Effective Time (other than those Common Units owned by the Lightfoot Entities (the “Sponsor Units”)) will be converted into the right to receive an amount in cash equal to $16.50 per Common Unit (the “Public Merger Consideration”), no longer be outstanding, automatically be cancelled and cease to exist, (b) each Sponsor Unit issued and outstanding immediately prior to the Effective Time will be converted into the right to receive an amount in cash equal to $14.50 per Common Unit (the “Sponsor Merger Consideration” and, together with the Public Merger Consideration, the “Merger Consideration”), no longer be outstanding, automatically be cancelled and cease to exist, in each case, upon the terms and subject to the conditions set forth in the Merger Agreement and (c) Holdings will (or Parent will on Holdings’ behalf) pay to LCP GP $94,500,000 in cash in exchange for 100% of the membership interests in MLP GP acquired by Holdings in connection with the GP Equity Transfer.

The limited liability company interests in Merger Sub that are issued and outstanding immediately prior to the Effective Time will be converted into the number of Common Units that are to be cancelled in accordance with the Merger Agreement. Any Common Units that are issued and outstanding and owned by Parent or any affiliate of Parent will be automatically cancelled, and no consideration will be delivered in exchange for such cancelled Common Units. The general partner interest in MLP held by MLP GP that is issued and outstanding immediately prior to the Effective Time (the “General Partner Interest”) will be unaffected by the Merger and will remain outstanding, such that, upon the GP Equity Transfer, the General Partner Interest will be owned directly by Holdings.

The Merger Agreement provides that with respect to phantom units granted pursuant to the Arc Logistics Long-Term Incentive Plan (“Phantom Units”), each outstanding Phantom Unit that vests as of immediately prior to the Effective Time will be cancelled and converted into the right to receive from Parent an amount of cash equal to the Public Merger Consideration (the “Phantom Unit Consideration”), no longer be outstanding and cease to exist. Each outstanding Phantom Unit that does not vest as of immediately prior to the Effective Time will be amended and converted into the right to receive the following: (i) the regular vesting schedule of each Phantom Unit shall be amended to provide that 50% of such unvested Phantom Units vest on the six (6) month anniversary of the closing, with the remaining 50% of such unvested Phantom Units vesting on the twelve (12) month anniversary of the closing, with each such unvested Phantom Unit subject to the same forfeiture and acceleration provisions in effect prior to such amendment, and all rights to distribution equivalent right payments will terminate as of the Effective Time, and (ii) on the date such unvested Phantom Units would vest and be settled in accordance with the applicable terms and conditions of each unvested Phantom Unit (as amended), each unvested Phantom Unit will be paid the Phantom Unit Consideration. Following the Effective Time, Parent will cause MLP GP to pay the Phantom Unit Consideration to each holder of Phantom Units who delivers an acknowledgement in the form attached to the Merger Agreement as Exhibit D, in full satisfaction of all rights pertaining to the Phantom Units formerly outstanding.

The Merger and the GP Equity Transfer will be funded through (i) debt financing that has been committed to Parent by Barclays Bank PLC, Credit Suisse AG and Credit Suisse Securities (USA) LLC and (ii) equity financing that has been committed to Parent by Warburg Pincus Private Equity (E&P) XI-A, L.P. and Warburg Pincus Energy (E&P)-A, L.P. The Merger Agreement does not contain a financing condition.

No dissenters’ or appraisal rights are available, or will be available, with respect to the transactions contemplated by the Merger Agreement.

Non-Solicitation of Other Offers

The MLP Entities and Lightfoot Entities have agreed that they, their subsidiaries and their respective officers, managers or directors (including the MLP GP Board) will not, and will instruct and cause their respective controlled affiliates, and use their reasonable best efforts to cause their respective non-controlled affiliates and representatives (collectively, “MLP Non-Solicit Parties”) not to, among other things, (i) initiate, solicit, knowingly facilitate or knowingly encourage any inquiries or discussions regarding, or the making or submission of, any proposal, request or offer that constitutes or could reasonably be expected to lead to, an alternative proposal for the acquisition of the MLP Entities, (ii) conduct, engage in, continue or otherwise participate in any discussions or negotiations regarding an alternative proposal for the acquisition of the MLP Entities or (iii) furnish any non-public information or afford access to the books and records of the MLP Entities and their subsidiaries to any third party that is reasonably likely to make, or has made, an alternative proposal for the acquisition of the MLP Entities. However, prior to obtaining the consent of the holders of a majority of outstanding Common Units approving the Merger Agreement (“MLP Unitholder Approval”), the MLP Non-Solicit Parties may provide information or access to the books and records of the MLP Entities and their subsidiaries and engage or participate in discussions or negotiations with any third party making an unsolicited written bona fide acquisition proposal, so long as (i) such third party has executed a confidentiality and standstill agreement, (ii) the MLP Entities have disclosed to Parent the information to be provided, (iii) the MLP Entities have delivered written notice to Parent which, among other things, included a copy of such bona fide alternative proposal for the acquisition of the MLP Entities and (iv) the GP Conflicts Committee has determined in good faith, after consultation with outside financial and legal advisors, that such proposal either constitutes or is reasonably likely to result in a superior proposal and that failure to take such action would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interests of MLP or the Public Unitholders thereunder.

At any time prior to obtaining MLP Unitholder Approval, the GP Conflicts Committee may withdraw its recommendation of the Merger Agreement and the Merger if the GP Conflicts Committee determines that a bona fide alternative proposal for the acquisition of the MLP Entities constitutes a superior proposal or that an intervening event has occurred, and if the GP Conflicts Committee determines in good faith after consultation with its outside financial and legal advisors that approving the Merger would constitute a breach of its duties under the MLP Partnership Agreement, including any duty to act in the best interest of MLP or the Public Unitholders thereunder, subject to customary matching rights in favor of Parent.

Conditions to the Merger

Unless otherwise mutually agreed by the parties, including with the approval of the GP Conflicts Committee, the Merger will not be consummated earlier than November 30, 2017. The consummation of the Merger and the GP Equity Transfer is subject to the satisfaction or waiver of a number of conditions, including, among others: (i) receipt of MLP Unitholder Approval, (ii) expiration or termination of the waiting period applicable to the Transactions (as defined below) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, (iii) the absence of certain legal impediments to the consummation of the Merger, (iv) the accuracy or waiver of the parties’ representations and warranties, (v) the performance of the parties’ obligations under the Merger Agreement, (vi) nothing has occurred (excluding, among other things, (a) developments generally affecting the prices of commodities, or (b) any changes in or effect upon the business or condition (financial or otherwise) of the MLP Entities and its subsidiaries or any adverse consequences upon or affecting Gulf LNG Holdings (as defined below) or its direct or indirect equityholders as a result of the outcome of the Gulf LNG Arbitration (as defined below)) resulting in or reasonably expected to result in a material adverse effect on the business or financial results or condition of the MLP Entities, (vii) nothing has occurred that has a material adverse effect on the ability of the MLP Entities or the Lightfoot Entities to consummate the Transactions, (viii) MLP’s receipt of a legal opinion regarding certain tax matters, (ix) Holdings’ receipt of the written resignations of each member of the MLP GP Board and each officer of MLP GP, dated to be effected as of the Effective Time, and (x) Parent GP’s receipt of the Transition Services Agreement, duly executed by LCP GP, in substantially the form attached to the Merger Agreement as Exhibit E (the “Transition Services Agreement”), pursuant to which, from and after the Effective Time, LCP GP will endeavor to make available to MLP and its affiliates certain transition services until April 30, 2018 or earlier termination of the Transition Services Agreement, provided that MLP will have the right to elect to extend the term of the Transition Services Agreement for up to three consecutive additional 30-day periods. MLP will (i) pay LCP GP a fee of (A) $31,000 per month during the initial term of the Transition Services Agreement and (B) $81,000 during each renewal term (if applicable), in each case subject to reduction under certain circumstances, plus (ii) reimburse LCP GP for any and all reimbursable, documented, out-of-pocket costs, fees and expenses incurred in connection with the services.

Additionally, the consummation of the Merger and the GP Equity Transfer is subject to the consummation or contemporaneous consummation of (a) the purchase by Holdings and the Lightfoot Entities of certain of the interests in Arc Terminals Joliet Holdings, LLC, a Delaware limited liability company (“Joliet Holdings”), held by EFS Midstream Holdings LLC, a Delaware limited liability company (“EFS”) (the “Joliet Purchase”), pursuant to the Purchase Agreement dated August 29, 2017, by and among Holdings, the Lightfoot Entities and EFS (the “Joliet Purchase Agreement”), and (b) the purchase by Holdings of a 5.51646% interest (the “Unconditioned Interest”) and, subject to certain conditions, an additional 4.16154% interest (the “Conditioned Interest”), in Gulf LNG Holdings Group, LLC, a Delaware limited liability company (“Gulf LNG Holdings”), from LCP LNG Holdings, LLC, a Delaware limited liability company and subsidiary of LCP LP (“LCP LNG”) (the “Gulf LNG Purchase” and together with the Joliet Purchase, the Merger, the GP Equity Transfer and the other transactions contemplated by the Merger Agreement, the “Transactions”) pursuant to the Partially Conditional Purchase Agreement, dated August 29, 2017, by and among LCP LNG, the Lightfoot Entities, Parent, Parent GP, Holdings and, solely for the purposes of Section 1.1(d) of such agreement, MLP (the “Gulf LNG Purchase Agreement”).

Joliet Purchase. Joliet Holdings is a joint venture company owned 60% by MLP and 40% by EFS. In May 2015, Joliet Holdings acquired Joliet Bulk, Barge and Rail LLC, which among other things owns a crude oil unloading facility and a 4-mile crude oil pipeline in Joliet, Illinois. Pursuant to the Joliet Purchase Agreement, each of LCP LP, LCP GP and Holdings (collectively, the “Joliet Buyers”) will, upon the terms and subject to the conditions thereof, purchase membership interests in Joliet Holdings from EFS for cash consideration of (a) in the case of LCP LP, $15,079,191, (b) in the case of LCP GP, $10,209,784, and (c) in the case of Holdings, $4,687,500 (collectively, the “Joliet Purchase Price”). In exchange for such cash consideration, each of the Joliet Buyers will receive a number of membership interests in Joliet Holdings equal to such Joliet Buyer’s pro rata portion of the

Joliet Purchase Price divided by the Per-Unit Price. “Per-Unit Price” means an amount equal to (i) $18,750 plus (ii) the product of (A) the number of days between June 1, 2017 and the closing of the Joliet Purchase and (B) $7.12, minus (iii) the per-unit amount of distributions made by Joliet Holdings in respect of its membership interests between July 1, 2017 and the closing of the Joliet Purchase.

The Joliet Purchase Agreement includes customary representations by the parties thereto, including as to organization, due authorization, non-contravention, ownership and title, government consents and approvals and no litigation. The Joliet Purchase Agreement provides for customary indemnification by the parties thereto for breaches of representations or covenants, which indemnification is limited to (a) in the case of EFS, the Joliet Purchase Price and (b) in the case of any of the Joliet Buyers, such Joliet Buyer’s pro rata portion of the Joliet Purchase Price.

The closing on the Joliet Purchase, which is a condition to consummation of the Merger, is conditioned on, among other things, (i) the closing of the transactions contemplated by the Merger Agreement and (ii) the closing of the Unconditioned Interest (and, subject to certain conditions, the Conditioned Interest) pursuant to the Gulf LNG Purchase Agreement.

The Joliet Purchase Agreement will terminate (i) automatically if the Merger Agreement terminates pursuant to its terms or (ii) by mutual agreement of the Joliet Buyers and EFS.

EFS is an affiliate of GE Energy Financial Services (“GE EFS”). GE EFS owns, indirectly, interests in the Lightfoot Entities. John Pugh serves on the board of managers of Lightfoot Capital Partners GP LLC and on the board of directors of the General Partner and is a Managing Director at GE EFS, which is an affiliate of General Electric Capital Corporation.

The foregoing description of the Joliet Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Joliet Purchase Agreement, a copy of which is attached hereto as Exhibit 99.2 and is incorporated into this report by reference in its entirety.

Gulf LNG Purchase. Gulf LNG Holdings and its subsidiaries own a liquefied natural gas regasification and storage facility in Pascagoula, Mississippi. LCP LNG owns a 9.7% limited liability company interest in Gulf LNG Holdings and MLP owns a 10.3% limited liability company interest in Gulf LNG Holdings. Pursuant to the Gulf LNG Purchase Agreement, Parent will, upon the terms and subject to the conditions thereof, purchase from LCP LNG (i) the Unconditioned Interest for cash consideration of $36,229,200 and (ii) conditional upon a Successful Outcome (as defined below) in the Gulf LNG Arbitration (as defined below), the Conditioned Interest for cash consideration of $27,330,800. The purchase price for each of the Unconditioned Interest and the Conditioned Interest will be (a) decreased dollar-for-dollar for any extraordinary distributions (i.e., not including ordinary course distributions) paid by Gulf LNG with respect to such interest and (b) increased dollar-for-dollar for any capital contributions made by LCP LNG with respect to such interest, in each case, between August 29, 2017 and the respective closing date. In addition, in the event that the aggregate net damages awarded to Eni USA Gas Marketing L.L.C. (“Eni”) pursuant to the Gulf LNG Arbitration is greater than $10,000,000 but less than $25,000,000, the purchase price for the Conditioned Interest will be reduced dollar-for-dollar by an amount equal to 4.16154% of the difference between the amount of such damages and $10,000,000. The payment of the purchase price for the Conditioned Interest is guaranteed by MLP.

The Gulf LNG Purchase Agreement includes customary representations by the parties thereto, including as to organization, due authorization, non-contravention, ownership and title, government consents and approvals and no litigation. The Gulf LNG Purchase Agreement provides for customary indemnification by the parties thereto for breaches of representations or covenants, which indemnification is subject to customary limitations including, among other things, a deductible of 1% of the purchase price, a cap of 10% of the purchase price, and time limits.

The closing on the Unconditioned Interest, which is a condition to consummation of the Merger, is conditioned on, among other things, (i) consent of the Gulf LNG Holdings members which, in the aggregate, hold more than 60% of the sharing ratios and (ii) the closing of the transactions contemplated by the Merger Agreement.

The closing on the Conditioned Interest, which is not a condition to consummation of the Merger (except in certain circumstances), is conditioned on, among other things, (i) consummation of the closing on the Unconditioned

Interest, (ii) a Successful Outcome in the Gulf LNG Arbitration and (iii) following a Successful Outcome from the arbitration panel, (a) there has not been filed in a court of competent jurisdiction a motion to vacate within 90 days of the arbitration award, or (b) as of the date that is twelve months after the closing on the Unconditioned Interest, certain conditions relating to a potential motion to vacate the arbitration award have not occurred. “Successful Outcome” means that in the Gulf LNG Arbitration or through settlement, (1) the existing contract with Eni remains in effect as it exists prior to the arbitration award or settlement, (2) the arbitration tribunal, or in the case of a settlement, the parties, make no adverse amendments to the existing contract with Eni and (3) any award or payment of damages is less than $25,000,000. In the event that the Gulf LNG Arbitration results in an unsuccessful outcome, Parent has 30 days following notice of such outcome to elect to either (a) proceed with the closing on the Conditioned Interest or (b) notify LCP LNG that it does not wish to purchase the Conditioned Interest.

The Gulf LNG Purchase Agreement will terminate (i) automatically if the Merger Agreement terminates pursuant to its terms or (ii) by mutual agreement of Parent and LCP LNG.

The foregoing description of the Gulf LNG Purchase Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Gulf LNG Purchase Agreement, a copy of which is attached hereto as Exhibit 99.3 and is incorporated into this report by reference in its entirety.

Gulf LNG Arbitration

As set forth in the Merger Agreement, the parties thereto have agreed that in no event shall the arbitration panel’s decision in (or settlement of) the Gulf LNG Arbitration or the impact of such decision (or such settlement) upon Gulf LNG Holdings or its business, assets, liabilities or condition (financial or otherwise) or upon MLP or its business, assets, liabilities or condition (financial or otherwise) (i) be given effect to or taken into account, directly or indirectly, for purposes of determining whether (A) any MLP Entity or a Lightfoot Entity has satisfied any condition precedent to the obligations of the Parent Entities to consummate the Transactions or (B) any Parent Entity has any obligation to pay any termination fee pursuant to the Merger Agreement or (ii) afford any party the right to terminate the Merger Agreement. “Gulf LNG Arbitration” means that certain International Chamber of Commerce arbitration between Gulf LNG Energy, LLC and Gulf LNG Pipeline, LLC, on the one hand, and Eni, which commenced on or about March 1, 2016 and referenced in the reports previously filed by MLP with the Securities and Exchange Commission (“SEC”) pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Other Terms

The Merger Agreement contains customary representations and warranties. It also contains customary covenants and agreements, including the obligation of the MLP Entities and Lightfoot Entities to conduct their businesses until the Effective Time in the ordinary course consistent with past practice and to refrain from taking certain specified actions without the consent of Parent or except as provided in the Merger Agreement.

Termination

The Merger Agreement contains certain termination rights including, among others, (i) by mutual agreement of Parent GP and MLP GP, (ii) by either MLP GP or Parent GP, in the event that (a) a court issues a final, non-appealable order or injunction prohibiting the Merger, (b) after final adjournment of the special meeting of the limited partners of MLP, the MLP Unitholder Approval has not been obtained, or (c) the Merger has not been consummated on or before February 7, 2018, subject to extension at Parent GP’s election to March 1, 2018, in certain circumstances as specified in the Merger Agreement (the “Outside Date”), (iii) by MLP GP, in the event (a) the GP Conflicts Committee withdraws its recommendation that the limited partners of MLP approve the Merger and Merger Agreement due to a superior proposal, the MLP GP Board authorizes the MLP Entities to enter into an agreement with respect to such superior proposal and, concurrently with the termination of the Merger Agreement, the MLP Entities enter into such agreement, (b) any Parent Entity has breached any of its representations or warranties or has failed to perform any of its covenants or agreements which such breach or failure would prevent the satisfaction of a condition to the consummation of the Merger or is incapable of being cured within a specified time or (c) the Parent Entities fail to close with a specified time after receiving notice from the MLP Entities that all conditions to closing have been satisfied or waived and the MLP Entities stand ready, willing and able to close and (iv) by Parent GP, in the event that (a) any MLP Entity or any Lightfoot Entity has breached the non-solicit obligations under the Merger Agreement, (b) any MLP Entity or any Lightfoot Entity has breached any of its representations or warranties or has failed to perform any of its covenants or agreements which such breach or failure would prevent the satisfaction of a condition to the consummation of the Merger or is incapable of being cured within a specified time or (c) prior to final adjournment of the special meeting of the limited partners of MLP, the MLP GP Board withdraws its recommendation that the limited partners of MLP approve the Merger and Merger Agreement. Upon termination of the Merger Agreement under specific circumstances, MLP will be required to pay Parent a termination fee of $11,487,696 (the “MLP Termination Fee”). If the Merger Agreement is terminated (A) (i) due to the passing of the Outside Date, (ii) failure to obtain MLP Unitholder Approval or (iii) due to any Lightfoot Entity or MLP Entity’s failure to perform any covenant or agreement or the failure of any of the representations and warranties of any Lightfoot Entity or MLP Entity to be true and correct as of the date of the Merger Agreement and (B) any MLP Entity or Lightfoot Entity or affiliate thereof enters into an alternative acquisition within 12 months of such termination, the MLP Termination Fee is payable. The MLP Termination Fee is also payable in the event, among other things, that Parent terminates the Merger Agreement due to any MLP Entity or Lightfoot Entity’s breach of the non-solicit provisions in the Merger Agreement, excluding breaches that do not adversely affect the Parent Entities or the Transactions in any material respect, or if the MLP GP Board withdraws its recommendation that the limited partners of MLP approve the Merger and the Merger Agreement due to a superior proposal, the MLP GP Board authorizes the MLP Entities to enter into an agreement with respect to such superior proposal and, concurrently with the termination of the Merger Agreement, the MLP Entities enter into such agreement. The Merger Agreement also provides that Parent will be required to pay MLP a termination fee of $24,616,491 if the Merger Agreement is terminated under certain circumstances.

The Merger is targeted to close at the end of the fourth quarter of 2017 or early in the first quarter of 2018, and is subject to MLP GP’s and Parent GP’s right to terminate the Merger Agreement if the Merger has not been consummated on or before the Outside Date, as discussed above.

From the date of the Merger Agreement until the Effective Time, MLP plans to declare and pay quarterly distributions in the ordinary course of business and consistent with past practices. Assuming that the Merger has not closed by January 26th, 2018, MLP expects that it would declare a distribution associated with the fourth quarter of 2017 on or about January 26th, 2018, to be paid on or about February 15th, 2018 to holders of record on February 8th, 2018. If, as anticipated, the Merger closes prior to the record date for the distribution associated with the fourth quarter of 2017, then none of the holders as of immediately prior to the closing of the Merger will receive any distribution associated with the fourth quarter of 2017. If, alternatively, the Merger does not close by the record date for the distribution associated with the fourth quarter of 2017, then MLP will pay the fourth quarter distribution to holders of record as of the record date, irrespective of whether the Merger closes thereafter or whether either party terminates the Merger Agreement after the Outside Date.

The foregoing description of the Merger, the GP Equity Transfer and the Merger Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Merger Agreement, a copy of which is attached hereto as Exhibit 2.1 and is incorporated into this report by reference in its entirety. The assertions embodied in the representations and warranties contained in the Merger Agreement are qualified by information in a confidential disclosure letter provided by the MLP Entities to Parent in connection with the signing of the Merger Agreement (“Disclosure Letter”). The Disclosure Letter contains information that modifies, qualifies and creates exceptions to the representations and warranties and certain covenants set forth in the Merger Agreement. Moreover, certain representations and warranties in the Merger Agreement were used for the purposes of allocating risk between the MLP Entities and Parent rather than for establishing matters as facts. Accordingly, the representations and warranties in the Merger Agreement should not be relied on as characterizations of the actual state of facts about the MLP Entities or Parent.

Item 5.01.	Changes in Control of Registrant.

MLP is managed and operated by the MLP GP Board and executive officers of MLP GP. Pursuant to the Merger Agreement, as of the Effective Time, Parent will own and control MLP GP and will have the right to appoint all members of the MLP GP Board and executive officers of MLP GP. The consummation of the Merger and the GP Equity Transfer is subject to the satisfaction or waiver of certain customary conditions, including, among others, Parent’s receipt of the written resignation of each member of the MLP GP Board and each officer of MLP GP, to be effective as of the Effective Time.

To the extent required, the information contained in Item 1.01 in this Current Report on Form 8-K is incorporated by reference into this Item 5.01.

Item 7.01.	Regulation FD Disclosure.

On August 29, 2017, MLP issued a press release announcing its entry into the Merger Agreement. A copy of the press release is attached hereto as Exhibit 99.1.

The information provided in this Item 7.01 (including the press release furnished as Exhibit 99.1) shall not be deemed to be “filed” for the purposes of Section 18 of the Exchange Act, nor shall it be incorporated by reference in any filing made by MLP pursuant to the Securities Act of 1933, as amended, except to the extent that such filing incorporates by reference any or all of such information by express reference thereto.

Item 8.01.	Other Events.

On August 29, 2017, the Lightfoot Entities entered into a support agreement (the “Lightfoot Support Agreement”) with the Parent Entities. Under the Lightfoot Support Agreement, the Lightfoot Entities agree to vote the Sponsor Units for approval of the Merger Agreement and any related proposal necessary or desirable for the consummation of the Transactions and against any alternative proposal, including any superior proposal. The Lightfoot Support Agreement terminates on the earlier to occur of (i) mutual agreement of the parties thereto and (ii) termination of the Merger Agreement in accordance with its terms.

The foregoing description of the Lightfoot Support Agreement does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the Lightfoot Support Agreement, a copy of which is attached hereto as Exhibit 99.4 and is incorporated into this report by reference in its entirety.

Forward-Looking Statements

This Current Report on Form 8-K contains “forward-looking statements.” Certain expressions including “believe,” “expect,” “intends,” or other similar expressions are intended to identify MLP’s current expectations, opinions, views or beliefs concerning future developments and their potential effect on MLP. While management believes that these forward-looking statements are reasonable when made, there can be no assurance that future developments affecting MLP will be those that it anticipates. The forward-looking statements involve significant risks and uncertainties (some of which are beyond MLP’s control) and assumptions that could cause actual results to differ materially from MLP’s historical experience and its present expectations or projections. Additional information concerning factors that could cause MLP’s actual results to differ can be found in MLP’s public periodic filings with the SEC, including MLP’s Annual Report on Form 10-K for the year ended December 31, 2016 and any updates thereto in MLP’s subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Among other risks and uncertainties, there can be no guarantee that the proposed Merger and GP Equity Transfer will be completed, or if they are completed, the time frame in which they will be completed. The proposed transactions are subject to the satisfaction of certain conditions contained in the Merger Agreement. The failure to complete the proposed Merger and GP Equity Transfer could disrupt certain of MLP’s plans, operations, business and employee relationships.

These factors are not necessarily all of the important factors that could cause actual results to differ materially from those expressed in any of the forward-looking statements contained herein. Other unknown or unpredictable factors could also have material adverse effects on MLP’s future results. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date thereof. MLP undertakes no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed Merger. In connection with the proposed Merger, MLP will file with the SEC and furnish to MLP’s unitholders a proxy statement and other relevant documents. BEFORE MAKING ANY VOTING DECISION, MLP’S UNITHOLDERS ARE URGED TO READ THE PROXY STATEMENT WHEN IT BECOMES AVAILABLE AND ANY OTHER DOCUMENTS TO BE FILED WITH THE SEC IN CONNECTION WITH THE PROPOSED MERGER OR INCORPORATED BY REFERENCE IN THE PROXY STATEMENT BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED MERGER.

Investors and unitholders will be able to obtain, free of charge, a copy of the proxy statement (when available) and other relevant documents filed with the SEC from the SEC’s website at http://www.sec.gov. In addition, the proxy statement and MLP’s Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 14(d) of the Exchange Act will be available free of charge through MLP’s website at http://arcxlp.com/ as soon as reasonably practicable after they are electronically filed with, or furnished to, the SEC.

Participants in the Solicitation

MLP and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the unitholders of MLP in connection with the proposed Merger. Information about the directors and executive officers of MLP is set forth in MLP’s Annual Report on Form 10-K filed with the SEC for the year ended December 31, 2016. This document can be obtained free of charge from the sources indicated above. Other information regarding the participants in the proxy solicitation and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC when they become available.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

2.1*	Purchase Agreement and Plan of Merger, dated as of August 29, 2017, by and among Arc Logistics Partners LP, Arc Logistics GP LLC, Lightfoot Capital Partners GP LLC, Lightfoot Capital Partners, LP, Zenith Energy U.S., L.P., Zenith Energy U.S. GP, LLC, Zenith Energy U.S. Logistics, LLC and Zenith Energy U.S. Logistics Holdings, LLC

99.1	Press Release, issued August 29, 2017, by Arc Logistics Partners LP

99.2	Purchase Agreement, dated as of August 29, 2017 by and among EFS Midstream Holdings LLC, as Seller, and Lightfoot Capital Partners, LP, Lightfoot Capital Partners GP LLC and Zenith Energy U.S. Logistics Holdings, LLC, as Buyers

99.3	Partially Conditional Purchase Agreement, dated as of August 29, 2017 by and among LCP LNG Holdings, LLC, Lightfoot Capital Partners GP LLC and Lightfoot Capital Partners, LP, Zenith Energy U.S., L.P., Zenith Energy U.S. GP, LLC, Zenith Energy U.S. Logistics Holdings, LLC and (solely for purposes of Section 1.1(d) of such agreement), Arc Logistics Partners LP

99.4	Support Agreement, dated as of August 29, 2017, by and among Lightfoot Capital Partners GP LLC, Lightfoot Capital Partners, LP, Zenith Energy U.S. GP LLC, Zenith Energy U.S., L.P., Zenith Energy U.S. Logistics, LLC and Zenith Energy U.S. Logistics Holdings, LLC

*	All schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. A copy of any omitted schedule and/or exhibit will be furnished to the SEC upon request.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 29, 2017

ARC LOGISTICS PARTNERS LP

By:	Arc Logistics GP LLC, its general partner

By:	/s/ Vincent T. Cubbage
Name: Vincent T. Cubbage Title: Chief Executive Officer